UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 13, 2007

BLUE RIDGE PAPER PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-114032	56-2136509
(State or other jurisdiction	(Registration Number)	(IRS Employer
of incorporation)		Identification No.)

41 Main Street, Canton, North Carolina		28716
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (828) 454-0676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                                    OTHER EVENTS.

On June 13, 2007, Blue Ridge Paper Products Inc.’s parent company, Blue Ridge Holding Corp., a Delaware corporation (“Blue Ridge Holding”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rank Group Limited (the “Rank Group”), Packaging Holdings Inc. (“NewCo”) and, solely in its capacity as the Stockholder Representative, KPS Special Situations Fund, L.P. (“KPS”), which provides for, among other things, the merger of NewCo with and into Blue Ridge, with Blue Ridge surviving as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of the Rank Group or one of its affiliates.

At the effective time of the Merger, Rank Group will acquire Blue Ridge Holding and its subsidiaries for an aggregate consideration of $338 million, subject to certain adjustments.

The Merger is subject to customary closing conditions, including, among others, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The availability of Rank Group’s financing is not a condition to the closing of the Merger.

On June 13, 2007, in accordance with Delaware General Corporation Law, holders of a majority of the outstanding shares of Blue Ridge Holding’s common stock, voted in favor of the merger and as a result of this vote, no additional Blue Ridge Holding’s stockholder action is required to approve the merger.

On June 14, 2007, the Company issued a press release relating to the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01.                                    FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibit 99.1 — Press Release dated June 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE PAPER PRODUCTS INC.

Date: June 14, 2007	By:	/s/ John B. Wadsworth
		Name:	John B. Wadsworth
		Title:	Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description

99.1	Press release dated June 14, 2007.